Exhibit 99.1

Cogo Reiterates Guidance and Provides Update on Business Performance; Consistent Growth Continues in Second Quarter
Tuesday June 17, 8:30 am ET

SHENZHEN, China, June 17 /PRNewswire-FirstCall/ -- Cogo Group, Inc. (Nasdaq: COGO - News), a leading provider of customized design solutions for the technology manufacturing sector in China, today provided an update on its business performance in the second quarter of 2008 along with an outlook for the year.

"We see our business in line with our growth target. During the second quarter of 2008, although Chinese domestic handset demand has been weaker than expected due to the Sichuan earthquake and concerns about inflation, we believe strong business growth from other sectors should be able to offset the weak domestic mobile handset market. We also expect demand to grow during the Olympics in the second half of the year," said Jeffrey Kang, Chairman and CEO.

The Company reiterated 2008 full year guidance on non-GAAP earnings at $0.92 per share and revenue of $290 million, which would represent 30% year- on-year growth. It said it expected second quarter revenue to be around $67- $69 million with non-GAAP at $0.21 per share, both representing approximately 30% year on year growth.

Handset revenues make up less than approximately 35% of total company revenue and nonetheless continue to see strong export growth. The company also makes telecom infrastructure and digital media products, and has recently introduced a line of industrial applications -- which have experienced faster than expected revenue growth in the second fiscal quarter.

"Although we face certain market challenges in the near term, our broad customer base and multi-industry coverage that we've built in over 10 years in business will help us continue to grow sustainable revenues and earnings," said Mr. Kang. "Cogo has gone through several industry and general economic downturns in the past 10 years. I believe our unique business model providing technology platform services is able to perform well and deliver consistent growth even in an economic downturn."

At the end of the first fiscal quarter of 2008, Cogo had over 1000 technology enterprise customers and ARPU (Average Revenue Per User) was over USD$55,000 in the first quarter.

"We plan to aggressively increase our number of customers and ARPU to drive business growth -- including further diversifying our customer base to ensure that no single industry makes up more than 30% of revenues in 2009," said Mr. Kang. "We believe that the Chinese economy and our end markets remain fundamentally strong, setting us up for strong growth in the second half of this year."

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO - News) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies.

     For further information:
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Safe Harbor Statement:

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our financial results and proposed discussions related to our business such as growth in digital media, mobile handset, telecom infrastructure and industrial applications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Form 10-Q. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.